Exhibit 99.1

Alison Lawton and Michael Kauffman Join Verastem Board of Directors

CAMBRIDGE, Mass. — Nov. 26, 2012 — Verastem, Inc., (NASDAQ: VSTM) a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, announced the appointment of Alison Lawton and Michael Kauffman, M.D., Ph.D., to its Board of Directors.

“Together, Ms. Lawton and Dr. Kauffman bring leadership in the clinical, regulatory and commercial aspects of the biopharmaceutical industry to Verastem at a transformative time in our development,” said Henri Termeer, Lead Director of Verastem. “On behalf of the Verastem Board of Directors, I am very pleased to welcome Alison and Michael and look forward to their contributions as we begin to demonstrate the clinical benefits of targeting cancer stem cells.”

In conjunction with the appointments, Steven Kraus of Bessemer Venture Partners and Ansbert Gadicke, M.D., of MPM Capital have stepped down from the Board of Directors.

“We deeply thank Steve and Ansbert for their valuable service to Verastem,” said Christoph Westphal, M.D., Ph.D., Chairman and CEO of Verastem. “They have made important contributions as we progressed from translating the pioneering research on cancer stem cells by Dr. Bob Weinberg to the design of clinical trials, including a potential registration trial of VS-6063 next year.”

Alison Lawton has been with Genzyme Corp. (now NYSE: SNY) for 21 years and is currently Senior Vice President and General Manager of the Sanofi Biosurgery Business Unit. Ms. Lawton has led global functional organizations including Regulatory Affairs and Corporate Quality Systems, Policy Programs, Health Outcomes and Strategic Pricing, Patient Safety and Risk Management and BMRA Process Excellence and Training. Ms. Lawton spent 8 years in the UK at Parke-Davis and is past President and Chair of the Board of Regulatory Affairs Professional Society and is currently a director of Cubist Pharmaceuticals (NASDAQ: CBST) and MassMEDIC.

“Verastem has a unique insight into cancer biology, remarkable scientific leadership and a highly dedicated management team focused on eradicating a cause of cancer recurrence and metastasis,” said Ms. Lawton. “I am excited to contribute to Verastem as the Company plans to initiate important clinical trials.”

Dr. Michael Kauffman is the cofounding CEO of Karyopharm Therapeutics. Previously, he was the Chief Medical Officer of Onyx Pharmaceuticals Inc., where he was a key leader in the development of Kyprolis™ (carfilzomib), a novel proteasome inhibitor approved in refractory myeloma. Dr. Kauffman was CEO of Proteolix (now Onyx) and is past President and Chief Executive Officer of EPIX Pharmaceuticals, Inc. (previously Predix Pharmaceuticals, Inc.). He played a key role in the Velcade® Development Program at Millennium Pharmaceuticals, and held a number of senior positions at Millennium Predictive Medicine and Biogen. Dr. Kauffman received his MD and Ph.D. from Johns Hopkins Medical School and is board certified in internal medicine.

“I believe that Verastem is on the leading edge of realizing the immense therapeutic potential of targeting cancer stem cells,” said Dr. Kauffman. “I am particularly enthusiastic about the identification of biomarkers to aid efficient trial design and identification of patients most likely to respond to treatment.”

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a clinical-stage biopharmaceutical company focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Kyprolis™ is a trademark of Onyx Pharmaceuticals, Inc. Velcade® is a registered trademark of Millennium Pharmaceuticals, Inc.

Forward-looking statements:

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s compounds, including VS-6063, the timeline for clinical development and regulatory approval of the Company’s compounds and the structure of the Company’s planned clinical trials. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include the risks that the preclinical testing of the Company’s compounds may not be predictive of the success of later clinical trials, that the Company will be unable to successfully complete the clinical development of its compounds, that the development of the Company’s compounds will take longer or cost more than planned, and that the Company’s compounds will not receive regulatory approval or become commercially successful products. Other risks and uncertainties include those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in any subsequent SEC filings. The forward-looking statements contained in this presentation reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Verastem, Inc.
Investor contact:
Brian Sullivan, 617-252-9314
bsullivan@verastem.com
or

Media contact:
Kari Watson, 781-235-3060
kwatson@macbiocom.com